Exhibit 99.3

OFFICER’S CERTIFICATE OF SERVICER

To:	The Chase Manhattan Bank, as Owner Trustee
The Bank of New York Trust Company of Florida, National Association, as
Indenture Trustee
Moody’s Investors Service, Inc.
Standard & Poor’s Ratings Group

Pursuant to Section 4.10 of the Sale and Servicing Agreement dated as of October 1, 2000 among AmSouth Auto Trust 2000-1, as Issuer, AmSouth Auto Receivables, LLC, as Seller, AmSouth Bank, as Servicer, and The Bank of New York Trust Company of Florida, National Association, as Indenture Trustee (the Agreement), the undersigned hereby certifies that (i) a review of the activities of Servicer from January 1, 2003 through December 31, 2003, and of its performance under the Agreement has been made under the undersigned officer’s supervision and (ii) to the best of the undersigned officer’s knowledge, based on such review, Servicer has fulfilled all its obligations in all material respects under the Agreement throughout such period.

IN WITNESS WHEREOF, I have executed this Certificate this 12th day of March, 2004.

AMSOUTH BANK as Servicer

By:	/s/ Donald R. Kimble
Name:	Donald R. Kimble
Title:	Executive Vice President